Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

Q4 revenue increased 7% year-over-year to a record $663 million, driven by 27% growth in the Benefits segment and 22% in the Corporate Payments segment

Q4 GAAP net income was $1.98 per diluted share; Q4 adjusted net income was $3.82 per diluted share

Q4 GAAP operating income margin of 23.9% and adjusted operating income margin of 39.6%

PORTLAND, Maine--(BUSINESS WIRE)--February 8, 2024--WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months and year ended December 31, 2023.

“WEX had another outstanding year as we continued to drive profitable growth, generate strong adjusted free cash flow, and demonstrate our resiliency,” said Melissa Smith, WEX’s Chair, Chief Executive Officer, and President.

“Our leading offerings and highly recurring revenue position us for success throughout market cycles. In 2023, we continued to advance our strategic priorities, investing in AI and technology infrastructure projects, expanding our EV offerings for mixed fleets, and deepening our solution set with the acquisitions of Payzer and Ascensus' Health and Benefits line of business. We also achieved higher margins through a combination of strong volumes on our highly scalable platform and cost savings from our technology investments. We expect this momentum to continue into 2024 driven by the strength of our sales engine and further optimization efforts across the business, as well as the full-year benefit of our recent acquisitions.”

Fourth Quarter and Full Year 2023 Financial Results

Total revenue for the fourth quarter of 2023 increased 7% to $663.3 million from $618.6 million for the fourth quarter of 2022. The $44.7 million increase in revenue in the quarter includes a net $24.9 million unfavorable impact from fuel prices and spreads and a $0.3 million favorable impact from foreign exchange rates.

On a GAAP basis, net income attributable to shareholders for the fourth quarter of 2023 was $84.9 million, or $1.98 per diluted share, compared to a net income attributable to shareholders of $88.7 million, or $2.02 per diluted share, for the same period a year ago. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $163.9 million for the fourth quarter of 2023, or $3.82 per diluted share, up 11% from $152.8 million, or $3.44 per diluted share, for the same period last year. GAAP operating income margin was 23.9% in the fourth quarter of 2023 compared to 25.1% for the prior year comparable period. Adjusted operating income margin was 39.6% in the fourth quarter of 2023 compared to 38.5% for the prior year comparable period. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders, adjusted net income attributable to shareholders per diluted share, and adjusted operating income to the most comparable GAAP financial measures. See Exhibit 5 for information on the calculation of adjusted operating income margin.

For the full year 2023, revenue increased 8% to $2.55 billion from $2.35 billion in 2022. The $197 million increase in revenue includes a net $108 million unfavorable impact from fuel prices and spreads and a $2 million favorable impact from foreign exchange rates. Net income attributable to shareholders on a GAAP basis was $6.16 per diluted share in 2023 compared to $4.50 per diluted share in 2022. On a non-GAAP basis, adjusted net income per diluted share increased 9.4% to $14.81 from $13.53 in 2022.

Fourth Quarter 2023 Performance Metrics and Highlights

  Total volume across all segments increased 6% year-over-year to $56 billion.
  Mobility segment payment processing transactions decreased 1% year-over-year to 138.1 million.
  Average number of vehicles serviced was approximately 19.3 million, an increase of 3% from the fourth quarter of 2022.
  Benefits' average number of Software-as-a-Service (SaaS) accounts grew 7% to 19.9 million from 18.5 million for the fourth quarter of 2022.
  Average HSA custodial cash assets in Q4 2023 were $3.9 billion compared to $3.5 billion a year ago.
  Corporate Payments' purchase volume grew 33% to $22.8 billion from $17.1 billion for the fourth quarter of 2022.
  During the fourth quarter of 2023 the Company repurchased 870 thousand shares of its stock for a total cost of approximately $150 million. For the full year, the Company repurchased 1.7 million shares at a total cost of approximately $295 million.
  Cash flow provided by operating activities in 2023 was $908 million. Adjusted free cash flow, which is a non-GAAP measure, was $517 million for the same period of time. Please see the reconciliation of this non-GAAP measure to operating cash flow in Exhibit 1.

“We enter 2024 with great momentum following a strong 2023 financial performance in line with our long-term targets,” said Jagtar Narula, WEX's Chief Financial Officer. “Despite the macroeconomic headwinds in 2023 of significantly lower fuel prices and higher interest rates, we grew both revenue and earnings and clearly demonstrated the resiliency of our business model. Looking ahead, we continue to have great confidence in our ability to win new customers, expand with existing customers, and bring new products to market. Accordingly, we expect to deliver solid growth and adjusted free cash flow in 2024. As we integrate the strategic acquisitions we made in 2023, we expect to deploy a portion of our adjusted free cash flow toward share repurchases in 2024, all while maintaining a healthy balance sheet.”

Financial Guidance

During the fourth quarter of 2023, the Company exited all of its interest rate swap contracts, resulting in an immediate cash benefit of $50 million. Overall, Company-wide net exposure to changes in interest rates is expected to remain neutral.

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings. Beginning in fiscal year 2024, the Company will utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods. See “Additional Information” below for more information about the Company’s forward-looking non-GAAP measures.

  For the first quarter of 2024, the Company expects revenue in the range of $650 million to $660 million and adjusted net income in the range of $144 million to $148 million, or $3.40 to $3.50 per diluted share.
  For the full year 2024, the Company expects revenue in the range of $2.70 billion to $2.74 billion and adjusted net income in the range of $679 million to $700 million, or $15.90 to $16.40 per diluted share.

First quarter and full year 2024 guidance is based on a number of assumptions including:

  Assumed average U.S. retail fuel prices of $3.50 and $3.55 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price. The full year fuel price assumption reduces 2024 revenue and EPS guidance by approximately $54 million and $0.81 respectively compared to 2023.
  Increased financing interest expense from exiting the interest rate swap contracts — estimated to be a $0.19 per diluted share impact in Q1 and a $0.52 per diluted share impact for the full year.
  An adjusted net income effective tax rate of 25.0% for the first quarter and the full year.
  Approximately 42.7 million fully diluted shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, impairment charges, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

Beginning in fiscal year 2024, the Company will utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods. The fixed annual projected long-term non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. The Company will re-evaluate our long-term rate as appropriate.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and twelve months ended December 31, 2023 and 2022; and in Exhibit 3, a table of selected other metrics for the quarter ended December 31, 2023 and the four preceding quarters. The Company is also providing segment revenue for the three and twelve months ended December 31, 2023 and 2022 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 8, 2024, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying slides, at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing +1-888-510-2008 or +1-646-960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements including, but not limited to, statements about management’s plans, goals, expectations, and guidance and assumptions with respect to future financial performance of the Company. Any statements in this earnings release that are not statements of historical facts are forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this earnings release and in oral statements made by our authorized officers:

  the impact of fluctuations in demand for fuel and the volatility and prices of fuel, including fuel spreads in the Company’s international markets, and the resulting impact on the Company’s margins, revenues, and net income;
  the effects of general economic conditions, including a decline in demand for fuel, corporate payment services, travel related services, or healthcare related products and services;
  the failure to comply with the applicable requirements of Mastercard or Visa contracts and rules;
  the extent to which unpredictable events in the locations in which the Company or the Company’s customers operate or elsewhere may adversely affect the Company’s employees, ability to conduct business, results of operations and financial condition;
  the impact and size of credit losses, including fraud losses, and other adverse effects if the Company fails to adequately assess and monitor credit risk or fraudulent use of our payment cards or systems;
  the impact of changes to the Company’s credit standards;
  limitations on, or compression of, interchange fees;
  the effect of adverse financial conditions affecting the banking system;
  the impact of increasing scrutiny with respect to our environmental, social and governance practices;
  failure to implement new technologies and products;
  the failure to realize or sustain the expected benefits from our cost and organizational operational efficiencies initiatives;
  the failure to compete effectively in order to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements;
  the ability to attract and retain employees;
  the ability to execute the Company’s business expansion and acquisition efforts and realize the benefits of acquisitions we have completed;
  the failure to achieve commercial and financial benefits as a result of our strategic minority equity investments;
  the impact of foreign currency exchange rates on the Company’s operations, revenue and income and other risks associated with our operations outside the United States;
  the failure to adequately safeguard custodial HSA assets;
  the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes;
  the uncertainties of investigations and litigation;
  the ability of the Company to protect its intellectual property and other proprietary rights;
  the impact of regulatory capital requirements and other regulatory requirements on the operations of WEX Bank or its ability to make payments to WEX Inc.;
  the impact of the Company’s debt instruments on the Company’s operations;
  the impact of leverage on the Company’s operations, results or borrowing capacity generally;
  changes in interest rates, including those which we must pay for our deposits, and the rate of inflation;
  the ability to refinance certain indebtedness or obtain additional financing;
  the actions of regulatory bodies, including tax, banking and securities regulators, or possible changes in tax, banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates;
  the failure to comply with the Treasury Regulations applicable to non-bank custodians;
  the impact from breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on the Company’s reputation, liabilities or relationships with customers or merchants;
  the impact of regulatory developments with respect to privacy and data protection;
  the impact of any disruption to the technology and electronic communications networks we rely on;
  the ability to incorporate artificial intelligence in our business successfully and ethically;
  the ability to maintain effective systems of internal controls;
  the impact of provisions in our charter documents, Delaware law and applicable banking laws that may delay or prevent our acquisition by a third party; as well as other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on February 28, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the Securities and Exchange Commission on April 27, 2023 and July 27, 2023, respectively, and subsequent filings with the Securities and Exchange Commission.

The forward-looking statements speak only as of the date of the initial filing of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenues
Payment processing revenue	$311.8	$295.1	$1,213.7	$1,155.9
Account servicing revenue	171.3	153.4	646.4	569.3
Finance fee revenue	80.0	99.9	314.2	360.5
Other revenue	100.2	70.3	373.7	264.9
Total revenues	663.3	618.6	2,548.0	2,350.5
Cost of services
Processing costs	169.9	142.7	621.6	558.9
Service fees	18.6	18.0	73.3	65.2
Provision for credit losses	12.3	58.0	89.8	179.9
Operating interest	26.6	7.2	84.2	20.6
Depreciation and amortization	28.5	26.0	104.4	105.9
Total cost of services	255.9	251.8	973.3	930.5
General and administrative	116.3	95.3	428.0	343.9
Sales and marketing	86.2	76.6	327.8	311.8
Depreciation and amortization	46.4	39.8	171.8	158.0
Impairment charges	—	—	—	136.5
Operating income	158.5	155.1	647.1	469.8
Financing interest expense, net of financial instruments[1]	(62.1)	(41.8)	(204.6)	(47.5)
Net foreign currency gain (loss)	14.3	15.1	4.9	(22.7)
Change in fair value of contingent consideration	(2.3)	(4.0)	(8.5)	(139.1)
Loss on extinguishment of Convertible Notes	—	—	(70.1)	—
Income before income taxes	108.4	124.5	368.8	260.5
Income tax provision	23.5	35.8	102.2	93.1
Net income	84.9	88.7	266.6	167.5
Less: Net income from non-controlling interests	—	—	—	0.3
Net income attributable to WEX Inc.	84.9	88.7	266.6	167.2
Change in value of redeemable non-controlling interest	—	—	—	34.2
Net income attributable to shareholders	$84.9	$88.7	$266.6	$201.4

Net income attributable to shareholders per share:
Basic	$2.00	$2.03	$6.23	$4.54
Diluted	$1.98	$2.02	$6.16	$4.50
Weighted average common shares outstanding:
Basic	42.3	43.7	42.8	44.4
Diluted	42.8	44.0	43.3	44.7
[1] Includes the following balances for the periods presented:
Financing interest expense	$(51.8)	$(34.8)	$(174.2)	$(130.7)
Realized gain on termination of interest rate swaps	50.0	—	50.0	—
Net unrealized (loss) gain on financial instruments	(60.3)	(7.1)	(80.4)	83.2

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$975.8	$922.0
Restricted cash	1,254.2	937.8
Accounts receivable	3,428.5	3,275.7
Investment securities	3,022.1	1,395.3
Securitized accounts receivable, restricted	129.4	143.2
Prepaid expenses and other current assets	125.3	143.3
Total current assets	8,935.3	6,817.1
Property, equipment and capitalized software	242.9	202.2
Goodwill and other intangible assets	4,474.4	4,202.5
Investment securities	66.8	48.0
Deferred income taxes, net	13.7	13.4
Other assets	149.0	246.0
Total assets	$13,882.1	$11,529.2
Liabilities and Stockholders’ Equity
Accounts payable	$1,479.1	$1,365.8
Accrued expenses and other current liabilities	802.7	643.9
Restricted cash payable	1,253.5	937.1
Short-term deposits	3,942.8	3,144.6
Short-term debt, net	1,041.1	202.6
Total current liabilities	8,519.2	6,294.1
Long-term debt, net	2,827.5	2,522.2
Long-term deposits	129.8	334.2
Deferred income taxes, net	129.5	142.2
Other liabilities	455.5	587.1
Total liabilities	12,061.5	9,879.7
Total stockholders’ equity	1,820.6	1,649.5
Total liabilities and stockholders’ equity	$13,882.1	$11,529.2

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year ended December 31,
	2023	2022

Net cash provided by operating activities	$907.9	$679.4

Cash flows from investing activities
Purchases of property, equipment and capitalized software	(143.6)	(112.9)
Cash proceeds from sale, redemption or distribution of other investments	4.1	—
Purchases of equity securities and other investments	(17.8)	(2.9)
Purchases of available-for-sale debt securities	(1,768.1)	(658.4)
Sales and maturities of available-for-sale debt securities	193.6	60.9
Acquisition of intangible assets	(4.5)	(3.3)
Acquisitions, net of cash and restricted cash acquired	(402.0)	—
Net cash used for investing activities	(2,138.3)	(716.7)

Cash flows from financing activities
Repurchase of share-based awards to satisfy tax withholdings	(18.1)	(18.9)
Purchase of treasury shares	(303.4)	(282.8)
Proceeds from stock option exercises	16.1	5.0
Net change in restricted cash payable	276.2	305.4
Net change in deposits	593.1	801.6
Payments of deferred and contingent consideration	(52.2)	—
Repurchase of Convertible Notes	(368.9)	—
Net activity on debt [1]	1,430.5	(129.0)
Net cash provided by financing activities	1,573.3	681.3

Effect of exchange rates on cash, cash equivalents and restricted cash	27.4	(41.1)
Net change in cash, cash equivalents and restricted cash	370.3	602.9
Cash, cash equivalents and restricted cash, beginning of year	1,859.7	1,256.8
Cash, cash equivalents and restricted cash, end of year	$2,230.0	$1,859.7

[1] Net activity on debt includes: borrowings and repayments on revolving credit facility; repayments on term loans; borrowings and repayments on BTFP; debt issuance costs, and net activity on other short-term debt.

Exhibit 1
Reconciliation of Non-GAAP Measures
(in millions, except per share data) (unaudited)

Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
	Three Months Ended December 31,
	2023		2022
		per diluted share		per diluted share
Net income attributable to shareholders	$84.9	$1.98	$88.7	$2.02
Unrealized loss on financial instruments	10.3	0.24	7.1	0.16
Net foreign currency gain	(14.3)	(0.34)	(15.1)	(0.34)
Change in fair value of contingent consideration	2.3	0.05	4.0	0.09
Acquisition-related intangible amortization	50.4	1.18	42.8	0.97
Other acquisition and divestiture related items	(1.0)	(0.02)	2.7	0.06
Stock-based compensation	37.1	0.86	22.3	0.51
Other costs	17.0	0.40	13.5	0.31
Debt restructuring and debt issuance cost amortization	5.5	0.13	4.7	0.10
Tax related items	(28.4)	(0.66)	(17.8)	(0.41)
Dilutive impact of convertible debt [1]	—	—	—	(0.03)
Adjusted net income attributable to shareholders	$163.9	$3.82	$152.8	$3.44
	Year Ended December 31,
	2023		2022
		per diluted share		per diluted share
Net income attributable to shareholders	$266.6	$6.16	$201.4	$4.50
Unrealized loss (gain) on financial instruments	30.4	0.70	(83.2)	(1.86)
Net foreign currency (gain) loss	(4.9)	(0.11)	22.7	0.51
Change in fair value of contingent consideration	8.5	0.20	139.1	3.11
Acquisition-related intangible amortization	184.0	4.25	170.5	3.81
Other acquisition and divestiture related items	6.6	0.15	17.9	0.40
Stock-based compensation	131.6	3.04	100.7	2.25
Other costs	45.6	1.05	38.4	0.86
Impairment charges	—	—	136.5	3.05
Debt restructuring and debt issuance cost amortization	89.4	2.06	17.3	0.39
ANI adjustments attributable to non-controlling interests	—	—	(34.6)	(0.77)
Tax related items	(112.1)	(2.59)	(115.8)	(2.59)
Dilutive impact of convertible debt[1]	—	(0.10)	—	(0.13)
Adjusted net income attributable to shareholders	$645.8	$14.81	$611.0	$13.53

[1] The dilutive impact of the Convertible Notes has been calculated under the ‘if-converted’ method for the periods through which they were outstanding. During the quarter and year ended December 31, 2022, $3.8 million and $15.1 million, respectively, of interest expense, net of tax, associated with the Convertible Notes was added back to adjusted net income and approximately 1.6 million shares of the Company’s common stock associated with the assumed conversion of the Convertible Notes as of the beginning of the periods, were included in the calculations of adjusted net income per diluted share, as the effect of including such adjustments was dilutive. The total number of shares used in calculating adjusted net income per diluted share for the three and twelve months ended December 31, 2022 was 45.5 million and 46.3 million, respectively. During August 2023, the Company repurchased all of the Company’s outstanding Convertible Notes. Under the ‘if-converted’ method, $9.5 million of interest expense, net of tax, associated with the Convertible Notes (prior to repurchase and cancellation) was added back to adjusted net income for the year ended December 31, 2023 and approximately 0.9 million shares of the Company’s common stock associated with the assumed conversion of the Convertible Notes (prior to repurchase and cancellation) was included in the calculation of adjusted net income per diluted share for the year ended December 31, 2023, as the effect of including such adjustments was dilutive. The total number of shares used in calculating adjusted net income per diluted share for the three and twelve months ended December 31, 2023 was 42.8 million and 44.3 million, respectively.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating income	$158.5	$155.1	$647.1	$469.8
Unallocated corporate expenses	26.2	20.6	103.0	84.5
Acquisition-related intangible amortization	50.4	42.8	184.0	170.5
Other acquisition and divestiture related items	(1.0)	2.7	6.6	17.9
Stock-based compensation	37.1	22.3	131.6	100.7
Other costs	17.5	15.0	46.1	39.9
Impairment charges	—	—	—	136.5
Total segment adjusted operating income	$288.7	$258.5	$1,118.4	$1,019.8
Unallocated corporate expenses	(26.2)	(20.6)	(103.0)	(84.5)
Adjusted operating income	$262.5	$237.9	$1,015.4	$935.3

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, debt restructuring costs, stock-based compensation, other costs and certain non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

The Company's non-GAAP adjusted net income, which similarly excludes the impact of all items excluded in adjusted operating income, further excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, debt issuance cost amortization, tax related items, and certain other non-operating items, as applicable depending on the period presented.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, our management team believes these non-GAAP measures are integral to our reporting and planning processes and uses them to assess operating performance because they generally exclude financial results that are outside the normal course of our business operations or management’s control. These measures are also used to allocate resources among our operating segments and for internal budgeting and forecasting purposes for both short- and long-term operating plans. For the periods presented herein, the following items have been excluded in determining one or more non-GAAP measures for the following reasons:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to HSAs, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
  Other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes non-recurring professional service costs, costs related to certain identified initiatives, including restructuring and technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations, all with an objective to improve scale and efficiency and increase profitability going forward.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
  Debt restructuring and debt issuance cost amortization, which for the year ended December 31, 2023 includes the loss on extinguishment of Convertible Notes, are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business;
  The tax related items are the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision; and
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

Adjusted net income, adjusted operating income and total segment adjusted operating income may be useful to investors as a means of evaluating our performance. However, because segment adjusted operating income and adjusted net income are non-GAAP measures, they should not be considered as a substitute for, or superior to, operating income or net income as determined in accordance with GAAP. Segment adjusted operating income and adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Reconciliation of GAAP Operating Cash Flow to Adjusted Free Cash Flow

The Company’s non-GAAP adjusted free cash flow is calculated as cash flows from operating activities, adjusted for net purchases of current investment securities, capital expenditures, the change in net deposits, changes in borrowings under the BTFP and borrowed federal funds and certain other adjustments which, for the year ended December 31, 2023, reflects an adjustment for contingent consideration paid to sellers in excess of acquisition-date fair value, an adjustment for proceeds received of $76.0 million from the return of a collateral deposit, and an adjustment for proceeds received of $50.0 million on the termination of our interest rate swap agreements. Although non-GAAP adjusted free cash flow is not calculated in accordance with GAAP, WEX believes that adjusted free cash flow is a useful measure for investors to further evaluate our results of operations because (i) adjusted free cash flow indicates the level of cash generated by the operations of the business, which excludes certain non-recurring transactions, after appropriate reinvestment for recurring investments in property, equipment and capitalized software that are required to operate the business; (ii) changes in net deposits occur on a daily basis as a regular part of operations; (iii) borrowings under the BTFP and borrowed federal funds are primarily used as a replacement for brokered deposits as part of our accounts receivable funding strategy; and (iv) purchases of current investment securities are made as a result of deposits gathered operationally. However, because adjusted free cash flow is a non-GAAP measure, it should not be considered as a substitute for, or superior to, operating cash flow as determined in accordance with GAAP. In addition, adjusted free cash flow as used by WEX may not be comparable to similarly titled measures employed by other companies.

The following table reconciles GAAP operating cash flow to adjusted free cash flow for the year ended December 31, 2023 and 2022.

	Year ended December 31,
(In millions)	2023	2022
Operating cash flow, as reported	$907.9	$679.4
Adjustments to cash flows from operating activities:
Other	(124.5)	—
Adjusted for certain investing and financing activities:
Increases in net deposits	593.1	801.6
Increases in borrowings under the BTFP	775.0	—
Increases in borrowed federal funds	70.0	—
Less: Purchases of current investment securities, net of sales and maturities	(1,561.0)	(585.8)
Less: Capital expenditures	(143.6)	(112.9)
Adjusted free cash flow	$516.9	$782.4

Exhibit 2
Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income Attributable to Shareholders
(in millions)
(unaudited)
The tables below show the impact of certain macro factors on reported revenue:
	Segment Revenue Results
	Mobility		Corporate Payments		Benefits		Total WEX Inc.
	Three months ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
Reported revenue	$350.1	$367.2	$135.0	$110.7	$178.2	$140.7	$663.3	$618.6
FX impact (favorable) / unfavorable	$(0.9)		$0.6		$—		$(0.3)
PPG impact (favorable) / unfavorable	$24.9		$—		$—		$24.9
	Year ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
Reported revenue	$1,382.7	$1,443.7	$496.9	$402.3	$668.4	$504.5	$2,548.0	$2,350.5
FX impact (favorable) / unfavorable	$1.7		$(3.3)		$—		$(1.6)
PPG impact (favorable) / unfavorable	$108.4		$—		$—		$108.4

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2022 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

	Segment Estimated Adjusted Net Income Attributable to Shareholders Impact
	Mobility		Corporate Payments		Benefits
	Three months ended December 31,
	2023	2022	2023	2022	2023	2022
FX impact (favorable) / unfavorable	$0.8	$—	$0.8	$—	$0.1	$—
PPG impact (favorable) / unfavorable	$16.7	$—	$—	$—	$—	$—
	Year ended December 31,
	2023	2022	2023	2022	2023	2022
FX impact (favorable) / unfavorable	$2.9	$—	$(3.0)	$—	$0.1	$—
PPG impact (favorable) / unfavorable	$70.6	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2022 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3
Selected Other Metrics
(in millions, except rate statistics)
(unaudited)
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Mobility:
Payment processing transactions (1)	138.1	144.6	142.4	137.5	139.2
Payment processing gallons of fuel (2)	3,578.6	3,687.2	3,664.5	3,577.0	3,610.2
Average US fuel price (US$ / gallon)	$3.76	$3.97	$3.68	$3.86	$4.34
Payment processing $ of fuel (3)	$13,814.3	$14,945.1	$13,779.8	$14,144.4	$15,936.6
Net payment processing rate (4)	1.26%	1.18%	1.25%	1.21%	1.11%
Payment processing revenue	174.4	$176.9	$172.1	$171.5	$177.4
Net late fee rate (5)	0.50%	0.44%	0.48%	0.50%	0.56%
Late fee revenue (6)	$69.0	$66.4	$66.3	$70.2	$90.0
Corporate Payments:
Purchase volume (7)	$22,800.8	$27,860.1	$22,901.3	$18,634.7	$17,085.1
Net interchange rate (8)	0.52%	0.42%	0.46%	0.48%	0.58%
Payment solutions processing revenue	$117.4	$115.7	$104.8	$90.1	$98.5
Benefits:
Purchase volume (9)	$1,510.0	$1,501.3	$1,715.9	$1,928.5	$1,374.4
Average number of SaaS accounts (10)	19.9	19.9	19.5	20.3	18.5

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume represents the total dollar value of all transactions where interchange is earned by WEX.

(10) Average number of SaaS accounts represents the number of active consumer-directed health, COBRA, and billing accounts on our SaaS platforms.

Exhibit 4
Segment Revenue Information
(in millions)
(unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Mobility	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Payment processing revenue	$174.4	$177.4	$(3.0)	(2)%	$695.0	$720.2	$(25.2)	(3)%
Account servicing revenue	45.0	41.2	3.8	9%	168.6	169.2	(0.6)	—%
Finance fee revenue	79.4	99.7	(20.3)	(20)%	312.9	359.7	(46.8)	(13)%
Other revenue	51.3	48.9	2.4	5%	206.2	194.6	11.6	6%
Total revenues	$350.1	$367.2	$(17.1)	(5)%	$1,382.7	$1,443.7	$(61.0)	(4)%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Corporate Payments	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Payment processing revenue	$117.4	$98.5	$18.9	19%	$428.0	$353.7	$74.3	21%
Account servicing revenue	10.4	10.9	(0.5)	(5)%	42.1	42.9	(0.8)	(2)%
Finance fee revenue	0.5	0.1	0.4	NM	1.0	0.6	0.4	NM
Other revenue	6.7	1.1	5.6	NM	25.8	5.1	20.7	NM
Total revenues	$135.0	$110.7	$24.4	22%	$496.9	$402.3	$94.6	24%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Benefits	2023	2022	Amount	Percent	2023	2022	Amount	Percent
Payment processing revenue	$20.0	$19.2	$0.8	4%	$90.7	$81.9	$8.8	11%
Account servicing revenue	115.9	101.2	14.7	15%	435.7	357.3	78.4	22%
Finance fee revenue	0.1	—	0.1	NM	0.3	0.1	0.2	NM
Other revenue	42.2	20.3	21.9	108%	141.7	65.2	76.5	117%
Total revenues	$178.2	$140.7	$37.5	27%	$668.4	$504.5	$163.9	32%

NM - Not meaningful

Exhibit 5
Segment Adjusted Operating Income and Adjusted Operating Income Margin Information
(in millions)
(unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022
Mobility	$150.7	$165.8	43.0%	45.2%
Corporate Payments	$78.8	$53.0	58.4%	47.9%
Benefits	$59.2	$39.6	33.2%	28.1%
Total segment adjusted operating income	$288.7	$258.5	43.5%	41.8%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Mobility	$599.4	$693.4	43.3%	48.0%
Corporate Payments	$277.2	$192.7	55.8%	47.9%
Benefits	$241.8	$133.7	36.2%	26.5%
Total segment adjusted operating income	$1,118.4	$1,019.8	43.9%	43.4%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted operating income	$262.5	$237.9	$1,015.4	$935.3
Adjusted operating income margin (1)	39.6%	38.5%	39.9%	39.8%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenue. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media contact:
WEX
Julie Lydon, 415-816-9397
Julie.Lydon@wexinc.com

Investor contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com